Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 January 12, 2015 Barclays Bank PLC Trigger Autocallable Optimization Securities
Linked to the iShares® Russell 2000 ETF due on or about January 20, 2017
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the iShares® Russell 2000 ETF (the “Underlying Equity”). The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date  is greater than or equal to the closing price of the Underlying Equity on the Trade Date (the “Initial Price”). If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. If the Securities are not automatically called and the closing price of the Underlying Equity on the Final Valuation Date (the “Final Price”) is greater than or equal to the specified Trigger Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities. However, if the Final Price is less than the Trigger Price, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Call Return Rate on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to any Call Return paid on the Securities, and you will not participate in any appreciation of the Underlying Equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Securities.
Features	Key Dates1
❑ Automatic Call: The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate.
❑ Contingent Repayment of Principal at Maturity: If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities. However, if the Final Price is less than the Trigger Price, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.
	Trade Date:	January 16, 2015
	Settlement Date:	January 22, 2015
	Observation Dates2:	Quarterly
	Final Valuation Date2:	January 17, 2017
	Maturity Date2:	January 20, 2017
1      Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Securities remains the same.
 2     Subject to postponement in the event of a market disruption event as described under “Reference Assets — Exchange-Traded Funds — Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised  of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6 OF THIS FREE WRITING PROSPECTUS, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND “KEY RISKS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the iShares® Russell 2000 ETF. The actual Call Return Rate, Initial Price and Trigger Price will be determined on the Trade Date. The Initial Price will be the closing price of the Underlying Equity on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlying Equity	Call Return Rate*	Initial Price	Trigger Price	CUSIP/ ISIN
iShares® Russell 2000 ETF (IWM)	8.00% to 9.70% per annum	$•	70.00% of the Initial Price (rounded to two decimal places)	06740D517 / US06740D5178

* The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. The range of potential Call Returns applicable to each Observation Date are set forth under “Indicative Terms—Call Return/Call Return Rate” in this free writing prospectus.
See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price1	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.15	$9.85
Total	$•	$•	$•

1
Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.500 and $9.797 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated value of the Securities referenced above may not correlate on a linear basis with the range for the Call Return Rate set forth in this free writing prospectus. We determined the size of the range for the Call Return Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-2

Investor Suitability
The Securities may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

♦    You believe the closing price of the Underlying Equity is likely to be greater than or equal to the Initial Price on any one of the Observation Dates, and, if it is not, you can tolerate not receiving a positive return on the Securities.

♦    You believe the Final Price is not likely to be less than the Trigger Price and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦    You understand and accept that you will not participate in any appreciation of the Underlying Equity, which may be significant, and that your return potential on the Securities is limited to any Call Return paid on the Securities.

♦    You are willing and able to hold securities that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You would be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Call Return Rate will be set on the Trade Date).

♦    You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦    You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

♦    You do not believe the closing price of the Underlying Equity is likely to be greater than or equal to the Initial Price on any one of the Observation Dates, or you cannot tolerate not receiving a positive return on the Securities.

♦    You believe the Final Price is likely to be less than the Trigger Price, which could result in a total loss of your initial investment.

♦    You seek an investment that participates in the full appreciation in the price of the Underlying Equity and whose return is not limited to any Call Return paid on the Securities.

♦    You are unable or unwilling to hold securities that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Initial Price, or you are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦    You would be unwilling to invest in the Securities if the Call Return Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Call Return Rate will be set on the Trade Date).

♦    You seek current income from this investment, and you prefer to receive any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

FWP-3

Indicative Terms1
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Principal Amount:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term2:	Approximately two years, unless called earlier
Underlying Equity3:	The Securities are linked to the iShares® Russell 2000 ETF (the “Underlying Equity”).
Call Feature:
The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate.

Observation Dates2,4:	Observation Dates will occur quarterly as listed in the “Call Return/Call Return Rate” section below. The final Observation Date, January 17, 2017, is the “Final Valuation Date.”
Call Settlement Dates4:
Two (2) business days following the applicable Observation Date; provided that, if the Securities are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.

Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 × Call Return)
Call Return/Call Return Rate:
The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. The Call Return Rate will be between 8.00% and 9.70% per annum.  The actual Call Return Rate and corresponding Call Return applicable to each Observation Date will be set on the Trade Date.

The table below sets forth the Observation Dates and Call Settlement Dates and the Call Return and Call Price that would be payable on the relevant Call Settlement date if the Securities are automatically called.  If the Securities are automatically called, no further amounts will be owed to you under the Securities.

	Observation Date2, 4	Call Settlement Date2, 4	Call Return	Call Price
	April 16, 2015	April 20, 2015	2.000% - 2.425%	$10.2000 - $10.2425
	July 16, 2015	July 20, 2015	4.000% - 4.850%	$10.4000 - $10.4850
	October 16, 2015	October 20, 2015	6.000% - 7.275%	$10.6000 - $10.7275
	January 19, 2016	January 21, 2016	8.000% - 9.700%	$10.8000 - $10.9700
	April 18, 2016	April 20, 2016	10.000% - 12.125%	$11.0000 - $11.2125
	July 18, 2016	July 20, 2016	12.000% - 14.550%	$11.2000 - $11.4550
	October 17, 2016	October 19, 2016	14.000% - 16.975%	$11.4000 - $11.6975
	January 17, 2017	January 20, 2017	16.000% - 19.400%	$11.6000 - $11.9400
Payment at Maturity (per Security):
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not automatically called and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Security that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	70.00% of the Initial Price (rounded to two decimal places)
Initial Price:	The closing price of the Underlying Equity on the Trade Date
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

3
For a description of adjustments that may affect the Underlying Equity, see “Reference Assets — Exchange-Traded Funds — Adjustments Relating to Securities with the Reference Asset Comprised of Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

4
Subject to postponement in the event of a market disruption event as described under “Reference Assets — Exchange-Traded Funds — Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised  of Equity Securities” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

FWP-4

Investment Timeline

Trade Date:	The closing price of the Underlying Equity (the Initial Price) is observed and the Call Return Rate is determined.

Quarterly:
The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date  is greater than or equal to the Initial Price.

If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate.

Maturity Date:
The Final Price is determined as of the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Security that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Call Return Rate on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to any Call Return paid on the Securities, and you will not participate in any appreciation of the Underlying Equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Securities.

FWP-5

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index (as defined under “iShares® Russell 2000 ETF” below). These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the Issuer will pay you the principal amount of your Securities only if the Final Price is greater than or equal to the Trigger Price and will make such payment only at maturity. If the Securities are not automatically called and the Final Price is less than the Trigger Price, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦
Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at such time the price of the Underlying Equity is greater than the Trigger Price.

♦
Your return potential on the Securities is limited to any Call Return paid on the Securities, and you will not participate in any appreciation of the Underlying Equity — The return potential of the Securities is limited to the pre-specified per annum Call Return Rate, regardless of any appreciation of the Underlying Equity. In addition, because the Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. Further, if the Securities are automatically called pursuant to the automatic call feature, you will not receive any other payment in respect of any Observation Dates after the applicable Call Settlement Date. If the Securities are not automatically called, you may be subject to the decline in the price of the Underlying Equity even though you cannot participate in any of the Underlying Equity’s appreciation. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying Equity. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦
Reinvestment risk — If your Securities are automatically called early, the holding period over which you would receive the per annum Call Return Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Higher Call Return Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying Equity reflects a higher expectation as of the Trade Date that the price of the Underlying Equity could close below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Security. However, while the Call Return Rate is a fixed percentage set on the Trade Date, the Underlying Equity’s volatility may change significantly over the term of the Securities. The price of the Underlying Equity could fall sharply, which could result in a significant loss of principal.

♦
No interest payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is determined by the performance of the Underlying Equity from the Trade Date to the applicable Observation Date, including the Final Valuation Date.

♦
Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦
Owning the Securities is not equivalent to owning the Underlying Equity, the securities held by the Underlying Equity or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity, the securities held by the Underlying Equity or the securities composing the Underlying Index.  For example, as a holder of the Securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the Underlying Equity, the securities held by the Underlying Equity or the securities composing the Underlying Index.

♦
Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦
The Securities will not be listed on any securities exchange, and secondary trading may be limited — Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

FWP-6

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as Calculation Agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.

♦
Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index, may adversely affect the price of the Underlying Equity and, therefore, the market value of the Securities.

♦
Certain features of the Underlying Equity will impact the value of the securities — The performance of the Underlying Equity will not fully replicate the performance of the Underlying Index, and the Underlying Equity may hold securities not included in the Underlying Index. The value of the Underlying Equity to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦
Derivatives risk. The Underlying Equity may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying Equity will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above.  In addition, the Underlying Equity may diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, differences in trading hours between the Underlying Equity and the securities composing the Underlying Index or other circumstances.  Because the Securities are linked to the performance of the Underlying Equity and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

♦
The Securities are subject to small-capitalization companies risk — The component securities held by the Underlying Equity are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Underlying Equity may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦
The Calculation Agent has discretion to make antidilution adjustments.  For certain events affecting the Underlying Equity, the Calculation Agent may make adjustments to the amounts payable on the Securities.  However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlying Equity.  If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Securities may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error.  You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

♦
Many economic and market factors will impact the value of the Securities — In addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Equity and the component securities held by the Underlying Equity;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP-7

♦
The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦
The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦
The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦
The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦
The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.

♦
We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦
The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

FWP-8

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FWP-9

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Security on a hypothetical offering of the Securities, with the assumptions as set forth below. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00.  The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Price.  The actual Call Return Rate will be determined on the Trade Date and the actual Initial Price and resulting Trigger Price will be based on the closing price of the Underlying Equity on the Trade Date. The Final Price will be the closing price of the Underlying Equity on the Final Valuation Date. For historical data regarding the actual closing price of the Underlying Equity, please see the historical information set forth under the section titled “iShares® Russell 2000 ETF” below. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00

Term:	Approximately 2 years (unless called earlier)

Hypothetical Call Return Rate:	8.85% per annum (or 2.2125% per quarter) (based on the midpoint of the range of 8.00% to 9.70% per annum)

Hypothetical Initial Price:	$100.00

Hypothetical Trigger Price:	$70.00, which is equal to 70.00% of the hypothetical Initial Price.

Observation Dates:	Observation Dates will occur quarterly, as set forth under “Indicative Terms—Call Return/Call Return Rate” in this free writing prospectus.

Example 1 — Securities Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$110.00	Closing price of Underlying Equity at or above Initial Price; Securities are automatically called; Issuer pays Call Price
Call Price (per $10.00 Security):		$10.22125
Total Return:		2.2125%

Because the closing price of the Underlying Equity is greater than or equal to the Initial Price on the first Observation Date, the Securities are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date a Call Price of $10.22125 per $10.00 principal amount Security for a 2.2125% total return on the Securities. No further amounts will be owed to you under the Securities.

Example 2 — Securities Are Automatically Called on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$85.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Second Observation Date	$70.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Third Observation Date	$80.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Fourth to Seventh Observation Dates	Various (below Initial Price)	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Eighth Observation Date (the Final Valuation Date)	$110.00	Closing price of Underlying Equity at or above Initial Price; Securities are automatically called; Issuer pays Call Price
Call Price (per $10.00 Security):		$11.77
Total Return:		17.70%

Because the closing price of the Underlying Equity is greater than or equal to the Initial Price on the Final Valuation Date, the Securities are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $11.77 per $10.00 principal amount Security for a 17.70% total return on the Securities.

FWP-10

Example 3 — Securities Are NOT Automatically Called and the Final Price Is Above the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$90.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Second Observation Date	$60.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Third Observation Date	$55.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Fourth to Seventh Observation Dates	Various (below Initial Price)	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Eighth Observation Date (the Final Valuation Date)	$75.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called. Final Price above Trigger Price; Issuer repays principal on Maturity Date.
Payment at Maturity (per $10.00 Security):		$10.00
Total Return:		0.00%

Because the closing price of the Underlying Equity was less than the Initial Price on each Observation Date, the Securities are not automatically called. Because the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you on the Maturity Date $10.00 per $10.00 principal amount Security, which is equal to your principal amount, for a 0.00% total return on the Securities.

Example 4 — Securities Are NOT Automatically Called and the Final Price Is Below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$60.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Second Observation Date	$65.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Third Observation Date	$60.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Fourth to Seventh Observation Dates	Various (below Initial Price)	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called
Eighth Observation Date (the Final Valuation Date)	$45.00
Closing price of Underlying Equity below Initial Price; Securities NOT automatically called. Closing price of Underlying Equity below Trigger Price; Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying Equity.

Payment at Maturity (per $10.00 Security):		$4.50
Total Return:		-55.00%

Because the closing price of the Underlying Equity was less than the Initial Price on each Observation Date, the Securities are not automatically called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Securities, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

FWP-11

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying Equity.  Assuming this treatment is respected, upon a sale or exchange of your Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire your Securities.  This gain or loss should be short-term capital gain or loss unless you hold your Securities for more than a year, in which case, subject to the possible application of the constructive ownership rules, the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the original issue price.  The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Securities. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Securities. Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

FWP-12

iShares® Russell 2000 ETF

We have derived all information contained in this free writing prospectus regarding the iShares® Russell 2000 ETF (referred to in this section as the “Fund”) from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Fund is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the Fund. The Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Fund, please see the Fund’s prospectus.  In addition, information about iShares® Trust and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Fund seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which is currently the Russell 2000® Index (the “Underlying Index”). For more information about the Russell 2000® Index, please see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

As of January 8, 2015, the Fund’s three largest holdings were Qorvo, Inc., Isis Pharmaceuticals, Inc. and Brunswick Corp.; and its three largest sectors as of that date were financial services, information technology and health care.

The Fund uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The Fund generally invests at least 90% of its assets in the securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. In addition, the Fund may invest the remainder of its assets in securities not included in the Underlying Index but that BFA believes will help the Fund track the Underlying Index, and in futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index. The Fund invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The Fund may or may not hold all of the securities that are included in the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the Underlying Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the Fund but not to the Underlying Index or to the use of representative sampling.  “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index.  BFA expects that, over time, the Fund’s tracking error will not exceed 5%.  Because the Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy.  “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

FWP-13

Holdings Information

The following tables summarize the Fund’s top holdings in individual securities and by sector as of January 8, 2015.

Top holdings in individual securities as of January 8, 2015

Security	Percentage of Total Holdings
Qorvo, Inc.	0.55%
Isis Pharmaceuticals, Inc.	0.48%
Brunswick Corp.	0.29%
Puma Biotechnology, Inc.	0.27%
Lasalle Hotel Properties	0.27%
Graphic Packaging Holding Company	0.26%
NPS Pharmaceuticals, Inc.	0.26%
RLJ Lodging Trust Reit	0.26%
Office Depot, Inc.	0.25%
Dexcom Inc.	0.25%

Top holdings by sector as of January 8, 2015

Sector	Percentage of Total Holdings
Financials	24.15%
Information Technology	17.67%
Health Care	15.33%
Consumer Discretionary	13.83%
Industrials	13.44%
Materials	4.43%
Utilities	3.61%
Energy	3.32%
Consumer Staples	3.30%
Telecommunications	0.76%

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or the relevant terms supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices of the Underlying Equity. The closing price of the Underlying Equity on January 8, 2015 was $118.71. The actual Initial Price will be the closing price of the Underlying Equity on the Trade Date.

We obtained the closing prices below from Bloomberg, without independent verification. Historical performance of the Underlying Equity should not be taken as an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying Equity during the term of the Securities. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2008	3/31/2008	$75.12	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$68.47	$69.03
7/1/2008	9/30/2008	$75.20	$65.50	$68.39
10/1/2008	12/31/2008	$67.02	$38.58	$49.27
1/1/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/1/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/1/2011	3/31/2011	$84.17	$77.18	$84.17

FWP-14

4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/1/2011	12/31/2011	$76.45	$60.97	$73.69
1/1/2012	3/31/2012	$84.41	$74.56	$82.85
4/1/2012	6/30/2012	$83.79	$73.64	$79.65
7/1/2012	9/30/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/1/2013	3/31/2013	$94.80	$86.65	$94.26
4/1/2013	6/30/2013	$99.51	$89.58	$97.16
7/1/2013	9/30/2013	$107.10	$98.08	$106.62
10/1/2013	12/31/2013	$115.31	$103.67	$115.31
1/1/2014	3/31/2014	$119.83	$108.64	$116.34
4/1/2014	6/30/2014	$118.81	$108.88	$118.81
7/1/2014	9/30/2014	$120.02	$109.35	$109.35
10/1/2014	12/31/2014	$121.08	$104.30	$119.67
1/1/2015	1/8/2015*	$118.97	$115.28	$118.71

*           Information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The following graph sets forth the historical performance of the Underlying Equity from January 2, 2008 through January 8, 2015 based on the daily closing prices of the Underlying Equity. The dotted line represents a hypothetical Trigger Price of $83.10, which is equal to 70.00% of the closing price of the Underlying Equity on January 8, 2015. The actual Trigger Price will be based on the closing price of the Underlying Equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-15

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-16